Exhibit 99.1

SIGMATEL REPORTS THIRD QUARTER 2007 RESULTS

AUSTIN, Texas—(BUSINESS WIRE) – October 31, 2007 - SigmaTel, Inc. (NASDAQ: SGTL) today announced results for the quarter ended September 30, 2007.

Third Quarter Financial Review

Revenues for the third quarter of 2007 were $41.2 million with a GAAP net loss of $4.0 million or $0.11 per share. The non-GAAP adjusted net loss for the third quarter of 2007 was $2.0 million or a non-GAAP adjusted net loss of $0.06 per share. GAAP gross margin for the quarter was 42.8 percent and non-GAAP gross margin was 43.9 percent. See the reconciling charges set forth in the reconciliation of GAAP to non-GAAP results provided below.

As of September 30, 2007, SigmaTel had cash, cash equivalents, restricted cash and short-term investments of $74.6 million.

Business Update

“During the first nine months of 2007, we focused and restructured the company to help us strengthen our business and set a foundation upon which SigmaTel could grow,” said Phil Pompa, CEO of SigmaTel. “Operating expenditures have been reduced, as we had previously committed, and we remain committed to focusing on our three core product lines: PMP, Consumer Audio and Printers.”

Executive Summary:

•	The first 3700 player is on the market

•	Expansion of the 3700 product family can be expected in the first quarter of 2008

•	The 3600 product family has numerous new programs underway

•	The consumer audio design team is developing integrated power and audio chips for new market segments

•	The printer group continues to collaborate with key Taiwanese ODMs on new OEM printer designs worldwide

“SigmaTel’s turnaround is a multi-phase process. We began by restructuring the company and managing our cash balance. In the second phase, we have begun to rebuild the business and focus on our strengths,” said Phil Pompa, CEO of SigmaTel. “This is an on-going effort and we must continue to grow revenue to achieve profitability. In parallel, we are beginning the third phase of the turn-around: expanding into new markets and investing in new product areas.”

Fourth Quarter 2007 Outlook

For the fourth quarter of 2007, the company anticipates revenue of $33 million to $38 million with non-GAAP gross margins of approximately 41 percent, plus or minus a couple of points. SigmaTel’s gross margin percentage varies primarily with product mix, pricing, and unit costs.

GAAP diluted loss per share is expected to be $0.22 to $0.15 with non-GAAP adjusted net loss per share expected to be $0.17 to $0.10, based on 36 million diluted weighted average shares outstanding. Our effective tax rate for the third quarter is expected to be approximately 9%.

Conference Call Today

A conference call will be held today, October 31, 2007, at 3:30 p.m. Central Daylight Time (CDT) and will be simulcast over the Internet at www.streetevents.com and www.sigmatel.com. A replay will be available after the call until November 30, 2007, at the websites listed above and by phone at (888) 203-1112 for domestic calls or (719) 457-0820 for international calls. Please use passcode 4183212 when accessing the replay by phone.

For more information on SigmaTel, please visit www.sigmatel.com.

About SigmaTel: SigmaTel is a fabless semiconductor company which designs, develops, and markets mixed-signal ICs for the consumer electronics market. The Company’s target market segments include portable media players, printers and digital televisions. SigmaTel provides complete, system-level solutions that include highly-integrated ICs, customizable firmware and software, software development tools and reference designs. The Company’s focus is on enabling customers to rapidly introduce and offer electronic products that are small, light-weight, power-efficient, reliable, and cost-effective. SigmaTel is ISO 9001:2000 certified and is committed to providing customers with high performance, quality products along with superior, worldwide customer service.

Cautionary Language: This press release contains forward-looking statements based on current SigmaTel expectations. The words “expect,” “will,” “should,” “would,” “anticipate,” “project,” “outlook,” “believe,” “intend,” and similar phrases as they relate to SigmaTel or future events are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of SigmaTel, but are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. A number of important factors could cause actual results to differ materially from those in the forward-looking statements, and there will be events in the future that SigmaTel is not able to accurately predict or control. These risks and uncertainties include, but are not limited to: SigmaTel’s ability to effectively implement changes which will increase operational efficiencies, reduce costs as planned, and ultimately improve SigmaTel’s financial results; SigmaTel’s ability to succeed in its more narrowly-defined market emphasis and the ability of those markets to support SigmaTel’s business objectives; SigmaTel’s ability to gain continued market acceptance of its 3600 and 3700 families of products, and to achieve additional product wins with those products; and SigmaTel’s ability to correctly identify and pursue new market segments and to successfully develop new products for those segments. For a more thorough discussion of the risks to which the forward-looking statements are subject, please refer to recent SigmaTel filings with the SEC, particularly the Form 10-Q that was filed on August 9, 2007.

Discussion of Non-GAAP Financial Measures: SigmaTel provides a non-GAAP measure of gross profit, net (loss) income and net (loss) income per share in its earnings release. The presentation of gross profit is intended to be a supplemental measure of performance and excludes a non-cash charge related to amortization of intangible assets from acquisitions. The presentation of net (loss) income and net (loss) income per share is intended to be a supplemental measure of performance and excludes: (i) a non-cash charge related to amortization of intangible assets from acquisitions; (ii) a non-cash charge related to stock-based compensation; (iii) a non-cash benefit related to tax benefits of unwinding our IP migration strategy; (iv) a charge related to the abandonment of leased facilities; (v) a loss on the disposition of assets in conjunction with the lease abandonment; and (vi) a gain on the sale of the PC Audio product line. SigmaTel believes that excluding these items represents a better basis for the comparison of its current results to past, present, and future operating results, and a better means to highlight the results of core ongoing operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP. The non-GAAP financial measures included in the press release have been reconciled to the corresponding GAAP financial measures as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures.

SigmaTel is a registered trademark of SigmaTel, Inc. All other products and brand names as they appear in this release are trademarks or registered trademarks of their respective holders. All specifications may be changed without notice.

SIGMATEL, INC.

RECONCILIATION of GAAP to NON-GAAP RESULTS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Gross profit as reported	$17,633	$17,207	$37,037	$50,858
Non-GAAP adjustments:
Amortization of intangible assets from acquisitions	455	783	1,365	2,349

Adjusted gross profit	$18,088	$17,990	$38,402	$53,207

Adjusted gross profit percentage	43.9%	40.0%	41.0%	43.7%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net (loss) income as reported	$(4,018)	$11,510	$(33,783)	$(10,289)
Non-GAAP adjustments (tax effected):
Amortization of intangible assets from acquisitions	505	831	1,515	2,512
Stock-based compensation	1,489	1,523	5,279	5,760
Net tax benefit of unwinding IP migration strategy	—	—	—	(9,271)
Loss (gain) on asset disposition	—	(24,312)	594	(24,312)
Lease abandonment charge	—	—	619	—

Adjusted net (loss)	$(2,024)	$(10,448)	$(25,776)	$(35,600)

Diluted weighted average shares outstanding	35,845	35,043	35,864	35,245
Diluted net (loss) per share, non-GAAP	$(0.06)	$(0.30)	$(0.72)	$(1.01)

SIGMATEL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$27,134	$30,686
Restricted cash	184	7,354
Short-term investments	47,237	62,800
Accounts receivable, net	20,099	12,556
Inventories, net	17,502	20,794
Income tax receivable	2,486	3,365
Prepaid expenses and other assets	2,735	5,591

Total current assets	117,377	143,146
Property, equipment and software, net	10,337	13,301
Intangible assets, net	15,023	15,370
Non-current income tax receivable	5,250	—
Other assets	1,193	1,574

Total assets	$149,180	$173,391

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,439	$16,338
Accrued compensation	6,551	8,712
Other accrued expenses	2,802	5,328
Deferred revenue	5,507	1,242
Income tax payable	3,025	2,728
Current portion of long-term obligations	345	229

Total current liabilities	38,669	34,577
Non-current income taxes payable	4,787	4,453
Other liabilities	2,189	809

Total liabilities	45,645	39,839

Stockholders’ equity:
Common stock, $0.0001 par value; 170,000 shares authorized; shares issued and outstanding: 36,111 and 36,021 at September 30, 2007 and 35,603 and 35,513 at December 31, 2006, respectively	4	4
Additional paid-in capital	203,628	197,711
Notes receivable from stockholders	—	(5)
Treasury stock, 90 common shares at cost	(741)	(741)
Accumulated deficit	(99,679)	(63,687)
Accumulated other comprehensive income	323	270

Total stockholders’ equity	103,535	133,552

Total liabilities and stockholders’ equity	$149,180	$173,391

SIGMATEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues, net	$41,178	$45,008	$93,931	$121,841
Cost of goods sold	23,545	27,801	56,894	70,983

Gross profit	17,633	17,207	37,037	50,858

Operating expenses:
Research and development	16,363	23,416	51,966	68,670
Selling, general and administrative	6,519	11,294	24,628	37,925
Loss (gain) on asset disposition	—	(45,673)	594	(45,673)

Total operating expenses (income)	22,882	(10,963)	77,188	60,922

Operating (loss) income	(5,249)	28,170	(40,151)	(10,064)

Interest income, net	1,048	914	3,084	2,118
Foreign exchange (loss) benefit	56	(67)	(77)	(171)

Total other income	1,104	847	3,007	1,947

(Loss) income before income taxes	(4,145)	29,017	(37,144)	(8,117)

Income tax (benefit) expense	(127)	17,507	(3,361)	2,172

Net (loss) income	$(4,018)	$11,510	$(33,783)	$(10,289)

BASIC NET (LOSS) INCOME PER SHARE	$(0.11)	$0.33	$(0.94)	$(0.29)

DILUTED NET (LOSS) INCOME PER SHARE	$(0.11)	$0.32	$(0.94)	$(0.29)

WEIGHTED AVERAGE SHARES USED TO COMPUTE:
Basic net (loss) income per share	35,845	35,043	35,864	35,245
Diluted net (loss) income per share	35,845	35,608	35,864	35,245